Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276209

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 2, 2024)

GREENPOWER MOTOR COMPANY INC.

We previously entered into a sales agreement (the “Sales Agreement”), dated March 7, 2025 with Roth Capital Partners, LLC (the “Sales Agent”) pursuant to which we may offer and sell our common shares from time to time under our prospectus supplement dated March 7, 2025, and accompanying base prospectus (the “Prospectus”), up to an aggregate offering price of US$850,000 through or to the Sales Agent, acting as sales agent or principal. As of November 14, 2025, we have sold $455,095 of our common shares pursuant to the Sales Agreement, which leaves $394,905 of our common shares available under the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to terminate the continuous offering by us under the Prospectus as the Sales Agreement has been terminated. We will not make any further sales of our common shares pursuant to the Sales Agreement.

Our common shares are listed for trading on the Nasdaq Capital Market under the symbol “GP”. On November 13, 2025, the last reported sale price of our common shares on the Nasdaq Capital Market was $1.60.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, the accompanying prospectus, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Roth Capital Partners

The date of this prospectus supplement is November 14, 2025.